Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
AmericanWest Bancorporation
We consent to incorporation by reference in the Registration Statement numbers 333-132811, 333-101040, 333-95989, 333-72834, 333-65628, 333-65630, and 333-58511, on Forms S-8 of AmericanWest Bancorporation of our report dated March 3, 2008, relating to the consolidated statement of financial condition of AmericanWest Bancorporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the three years ended December 31, 2007, and in our same report, with respect to AmericanWest Bancorporation’s effectiveness of internal control over financial reporting, which report is included in this annual report on Form 10-K of AmericanWest Bancorporation for the year ended December 31, 2007.
/s/Moss Adams LLP
Spokane, Washington
March 3, 2008